UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest reported): October 28, 2005

THOMAS EQUIPMENT, INC.
(Exact name of registrant as specified in charter)

Delaware	333-44586	58-3565680
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1818 North Farwell Avenue, Milwaukee, WI	53202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (312) 224-8812

Copies to:
Gregory Sichenzia, Esq.
Thomas A. Rose, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700

Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement; and
Item 1.02 Termination of a Material Definitive Agreement.

On November 9, 2004, Thomas Equipment, Inc. (the “Company”), entered into agreements with Laurus Master Fund, Ltd, a Cayman Islands corporation ("Laurus"), pursuant to which the Company sold convertible debt, an option and a warrant to purchase common stock of the Company to Laurus in a private offering pursuant to exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. On the same date the Company also entered into a registration rights agreement with Laurus. On October 28, 2005, the Company and Laurus entered into an agreement pursuant to which the registration rights agreement dated as of November 9, 2004 between the Company and Laurus was terminated in its entirety. In connection with the agreement, the Company and Laurus also agreed:

•	To remove all adjustments to the interest rate payable on the convertible notes issued to Laurus resulting from changes in the trading price of the Company’s common stock;
•	To remove the requirement that the shares be registered before they can be used for repayment of obligations due under the notes; and
•
To remove the provisions in the notes which adjust the fixed conversion price in the event of a lower priced issuance by the Company and replace such provisions with traditional value-weighted anti-dilution provisions.

In full consideration for all amounts due or which might otherwise have become due to Laurus pursuant to the registration rights agreement, the Company agreed to pay Laurus the sum of $600,000.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

[Not applicable.]

(c) Exhibits

Exhibit Number	Description
10.12	Agreement between Thomas Equipment, Inc. and Laurus Master Fund, Ltd., dated as of October 28, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THOMAS EQUIPMENT, INC.

Date: November 2, 2005	By:	/s/ CLIFFORD RHEE

Clifford Rhee, President